--------------                                                                                     -------------------------------
|            |                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION               |    OMB APPROVAL               |
|  FORM 3    |                                  Washington, D.C. 20549                            |-------------------------------|
|            |                                                                                    |  OMB Number:   3235-0104      |
--------------                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF                 |  Expires: September 30, 1998  |
                                                      SECURITIES                                  |  Estimated average burden     |
                                                                                                  |  hours per response......0.5  |
                                                                                                   -------------------------------

                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                           Section 17(a) of the Public Utility
                                     Holding Company Act of 1935 or Section 30(F) of
                                            the Investment Company Act of 1940

(Print or Type Responses)
|----------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*       |2. Date of Event Re- |4. Issuer Name and Ticker of Trading Symbol                 |
|                                               |   quiring Statement |                                                            |
|   Gorenstein       Sam                        |   (Month/Day/Year)  |    Vita Food Products, Inc.   VSF                          |
|-----------------------------------------------|                     |------------------------------------------------------------|
|   (Last)           (First)      (Middle)      |     1/16/97         |5. Relationship of Reporting   |6. If Amendment, Date       |
|                                               |---------------------|   Person(s) to Issuer         |   of Original              |
|                                               |                     |   (Check all applicable)      |   (Month/Day/Year)         |
|6770 North Lincoln Avenue, Suite 200           |3. IRS or Social Se- |  X Director       X 10% Owner |                            |
|-----------------------------------------------|   curity Number of  | ---              ----         |----------------------------|
|           (Street)                            |   Reporting Person  | ---Officer (give  ----Other   |7. Individual or Joint/Group|
_____________________________
|                                               |   (Voluntary)       |       title below)   (specify |   Filing (Check Applicable |
|                                               |   ###-##-####       |                        below) |   Line)                    |
|                                               |                     |                               |X  Form filed by One Report-|
|Lincolnwood           IL           60046       |                     |      -------------------      |   ing Person               |
|                                               |                     |                               |__ Form filed by More than  |
|                                               |                     |                               |   One Reporting Person     |
|-----------------------------------------------|---------------------|------------------------------------------------------------|
|  (City)            (State)        (Zip)       |                     | Table I - Non-Derivative Securities Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                            |                          |                  |                                       |
|1. Title of Security                        | 2. Amount of Securities  | 3. Ownership     |4. Nature of Indirect Beneficial Owner-|
|   (Instr. 4)                               |    Beneficially Owned    |    Form: Direct  |   ship (Instr. 5)                     |
|                                            |    (Instr. 4)            |    (D) or In-    |                                       |
|                                            |                          |        direct    |                                       |
|                                            |                          |    (I) (Instr. 5)|                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|Common Stock, $.01 par value per share      |           23,924         |         D        |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|Common Stock, $.01 par value per share      |          477,783*        |         I        |     By J.B.F. Enterprises, a          |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |     general partnership               |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                          (Over)

*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).                                                     SEC 1473 (7-96)


FORM 3 (continued)

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative | 2. Date Exer-       | 3. Title and Amount of Securities | 4. Conver-    | 5. Owner-     | 6. Nature of  |
|    Security (Instr. 4) |    cisable and      |    Underlying Derivative Security |    sion or    |    ship       |    Indirect   |
|                        |    Expiration       |    (Instr. 4)                     |    Exercise   |    Form of    |    Beneficial |
|                        |    Date             |                                   |    Price of   |    Deriv-     |    Ownership  |
|                        |    (Month/Day/Year) |                                   |    Deri-      |    ative      |    (Instr. 5) |
|                        |---------------------------------------------------------|    vative     |    Security:  |               |
|                        | Date    | Expira-   |                         | Amount  |    Security   |    Direct     |               |
|                        | Exer-   | tion      |      Title              | of      |               |    (D) or     |               |
|                        | cisable | Date      |                         | Number  |               |    Indirect   |               |
|                        |         |           |                         | of      |               |    (I)        |               |
|                        |         |           |                         | Shares  |               |    (Instr. 5) |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

 * Sam Gorenstein disclaims beneficial ownership of all shares, except to the extent of his pecuniary interest therein.
                                                                                             /s/ Sam Gorenstein             12/18/96
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   ------------------------------- ------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 **Signature of Reporting Person  Date
                                                                                               Partner



Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



FORM 3 (continued)

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative | 2. Date Exer-       | 3. Title and Amount of Securities | 4. Conver-    | 5. Owner-     | 6. Nature of  |
|    Security (Instr. 4) |    cisable and      |    Underlying Derivative Security |    sion or    |    ship       |    Indirect   |
|                        |    Expiration       |    (Instr. 4)                     |    Exercise   |    Form of    |    Beneficial |
|                        |    Date             |                                   |    Price of   |    Deriv-     |    Ownership  |
|                        |    (Month/Day/Year) |                                   |    Deri-      |    ative      |    (Instr. 5) |
|                        |---------------------------------------------------------|    vative     |    Security:  |               |
|                        | Date    | Expira-   |                         | Amount  |    Security   |    Direct     |               |
|                        | Exer-   | tion      |      Title              | of      |               |    (D) or     |               |
|                        | cisable | Date      |                         | Number  |               |    Indirect   |               |
|                        |         |           |                         | of      |               |    (I)        |               |
|                        |         |           |                         | Shares  |               |    (Instr. 5) |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
|----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

 * David Gorenstein disclaims beneficial ownership of all shares, except to the extent of his pecuniary interest therein.

                                                                                             /s/ David Gorenstein          12/18/96
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   ----------------------------    ------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 **Signature of Reporting Person   Date



Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.